Exhibit 10.1

EXECUTION COPY

WACHOVIA CAPITAL MARKETS, LLC WACHOVIA INVESTMENT HOLDINGS, LLC WACHOVIA BANK, NATIONAL ASSOCIATION One Wachovia Center 301 South College Street Charlotte, North Carolina 28288-0737	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	GOLDMAN SACHS CREDIT PARTNERS L.P. 85 Broad Street New York, New York 10004

May 18, 2005

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attention:        John W. Braukman III,

       Senior Vice President and Chief Financial Officer

Project Iceberg

Commitment Letter

$825,000,000 Senior Credit Facilities

Ladies and Gentlemen:

Chiquita Brands International, Inc. (“Holdings”) and Chiquita Brands L.L.C. (“Chiquita”) have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Wachovia Capital Markets, LLC (“Wachovia Capital”), Wachovia Investment Holdings, LLC (“Wachovia Investment”), Wachovia Bank, National Association (“Wachovia Bank”) and Goldman Sachs Credit Partners L.P. (“GSCP” and, together with Morgan Stanley, Wachovia Capital, Wachovia Investment and Wachovia Bank, the “Lender Parties”) regarding your proposed acquisition (the “Acquisition”) of all of the outstanding shares of capital stock of Fresh International Corp., Fresh Advantage, Inc., Redi-Cut Foods, Inc. and K.C. Salad Holdings, Inc. (the “Companies”). As we understand the transaction, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) entered into by Holdings and the sole shareholder of the Companies (the “Seller”), Chiquita or another wholly-owned subsidiary of Holdings will purchase all of the outstanding capital stock of the Companies for not more than $855 million (subject to adjustments as provided for in the Stock Purchase Agreement). The Acquisition, the refinancing (the “Refinancing”) of certain existing debt of Holdings and Chiquita and the debt and equity financings contemplated by the foregoing are collectively referred to as the “Transaction”.

We understand that the funding required to effect the Transaction, to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of Holdings and its subsidiaries shall be provided solely from (i) cash on hand of Holdings in an amount equal to at least $150 million ($50 million of which shall be available through the recently closed ship financing), (ii) the issuance (either by private placement or an underwritten public sale) by Holdings of unsecured senior notes (the “Holdings Notes”) or, alternatively, the incurrence of loans under the Tranche C2 Term Loan Facility referred to below made available to the Borrower as interim financing to the Permanent Financing referred to below (it being understood that (1) the gross cash proceeds received from the issuance of the Holdings Notes must aggregate at least $225 million, or the borrowing under the Tranche C2 Term Loan Facility must aggregate at least $150 million and (2) to the extent the gross cash proceeds from the Holdings Notes exceed $225 million, the commitments under the Term Loan Facilities described below shall be reduced by the amount of such excess) and (iii) the incurrence by Chiquita of a senior secured bank financing (the “Senior Bank Financing”) which will be in the form of (w) a term loan facility in the amount of $200 million (the “Tranche B Term Loan Facility”), (x) a second term loan facility in the amount of $375 million (the “Tranche C1 Term Loan Facility”), (y) if the Holdings Notes are not issued prior to the Closing Date (as hereinafter defined), a third term loan facility in the amount of $150 million (the “Tranche C2 Term Loan Facility” and, together with the Tranche B Term Loan Facility and the Tranche C1 Term Loan Facility, the “Term Loan Facilities”) and (z) a revolving credit facility in the amount of $100 million (it being understood that, to the extent the Holdings Notes shall be issued on or prior to the Closing Date, the Tranche B Term Loan Facility shall be reduced dollar-for-dollar up to $75,000,000 to the extent the Holdings Notes shall be issued in an amount in excess of $150,000,000 in the aggregate) (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”). The Senior Credit Facilities shall also be referred to as the “Facilities”.

You hereby agree to issue and sell as soon as practicable after the date hereof, in a public offering or private placement, debt and/or equity securities (the “Permanent Financing”), the proceeds of which will be used to finance the Transaction or repay any Tranche C2 Term Loans (as hereinafter defined).

Morgan Stanley & Co., Incorporated (“MS”), Wachovia Capital and Goldman Sachs & Co. have also delivered to you a separate engagement letter dated as of the date hereof (the “Engagement Letter”) setting forth the terms on which MS, Wachovia Capital and Goldman Sachs & Co. are willing to act as co-underwriters, co-initial purchasers, co-book-running managers and co-placement agents for (i) the Holdings Notes or (ii) if the Tranche C2 Term Loan Facility is funded on the Closing Date, the senior notes or any other debt or equity securities of Holdings, the Borrower or any of their respective subsidiaries which may be issued after the Closing Date for the purpose of refinancing all or a portion of outstanding amounts under the Senior Credit Facilities (including, without limitation, the Permanent Financing).

Morgan Stanley is pleased to commit to provide, on a several (and not joint basis), for each of the Facilities the amounts set forth on Schedule I attached hereto on the terms and conditions set forth herein and in the summary of and conditions attached as Annex I (the “Summary of Terms”). Wachovia Bank is pleased to commit to provide, on a several (and not joint basis), for each of the Facilities the amounts set forth on Schedule I attached hereto on the terms and conditions set forth herein and in the Summary of Terms. Wachovia Investment is pleased to commit to provide, on a several (and not joint basis), for each of the Facilities the amounts set forth on Schedule I attached hereto on the terms and conditions set forth herein and in the Summary of Terms. GSCP is pleased to commit to provide, on a several (and not joint basis), for each of the Facilities the amounts set forth on Schedule I attached hereto on the terms and conditions set forth herein and in the Summary of Terms. It is understood that (i) Wachovia Capital and Morgan Stanley shall act as joint lead arrangers and joint book-runners for the Revolving Credit Facility, the Tranche B Term Loan Facility, the Tranche C1 Term Loan Facility and the Tranche C2 Term Loan Facility, (ii) GSCP shall act as arranger and documentation agent for the Tranche C1 Term Loan Facility and the Tranche C2 Term Loan Facility and (iii) Wachovia Bank shall act as administrative agent for the Senior Bank Financing (in such capacity, the “Administrative Agent”). The

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Lender Parties shall be afforded the protections, placements and conventions traditionally understood to be associated with such roles and titles. Morgan Stanley and Wachovia Capital are hereinafter referred to as the “Lead Arrangers”. It is further understood that the Lead Arrangers shall be permitted to designate one or more additional financial institutions as agents or co-agents, as the case may be, with respect to each Facility with your consent (such consent not to be unreasonably withheld), and that no titles may be given, or compensation paid, to lenders in respect of any Facility without the Lead Arrangers’ consent. Fees payable to the syndicate for each Facility shall be payable from the amounts payable to the Lead Arrangers and any other co-arrangers as described in the fee letter (the “Fee Letter”) executed simultaneously herewith.

Each of the Lead Arrangers reserves the right, prior to or after execution of the definitive credit documentation for each Facility to syndicate all or part of the commitments of Morgan Stanley, Wachovia Bank, Wachovia Investment and GSCP hereunder to one or more lending institutions that will become parties to the appropriate definitive credit documentation in regard of each Facility pursuant to a syndication to be managed by the Lead Arrangers in consultation with you, and the commitments of Morgan Stanley, Wachovia Bank, Wachovia Investment and GSCP hereunder shall be ratably reduced as and when commitments are received from the other financial institutions in regard of each such Facility. The Lead Arrangers may commence syndication efforts promptly after the execution of this letter by you and you agree actively to assist the Lead Arrangers in achieving a syndication in regard of each Facility that is satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between senior management and advisors of Chiquita, Holdings and the Companies and the proposed syndicate members (such members in respect of the Senior Bank Financing being referred to as the “Lenders”). To assist the Lead Arrangers in their syndication efforts, you hereby agree (a) to provide and cause your advisors to provide the Lead Arrangers and to use your best efforts to provide to the other relevant syndicate members upon request with all information reasonably deemed necessary by the Lead Arrangers to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (b) to assist the Lead Arrangers in the preparation of an Information Memorandum to be used in connection with the syndication of each of the Facilities, to commence promptly after the date hereof with the preparation of such Information Memorandum, and to use your best efforts to cause a final draft of such Information Memorandum to be completed as soon as practicable after the date hereof (provided that you hereby agree to assist the Lead Arrangers in updating such final draft from time to time), (c) to use your commercially reasonable best efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and to the maximum extent possible the existing lending relationships of the Companies, (d) at reasonable times and with reasonable notice, to make available your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at a meeting or meetings of Lenders or prospective Lenders, (e) to obtain ratings (prior to the commencement of syndication; it being understood that commencement of syndication may occur after the Closing Date) for each of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (“S&P”) and to use your best efforts to assist the Lead Arrangers in the preparation of rating agency materials, and to use your best efforts to cause a final draft of such rating agency materials to be completed as soon as practicable after the date hereof (provided that you hereby agree to assist the Lead Arrangers in updating such final draft from time to time), and (f) to use your best efforts to make any additional disclosures regarding pending legal matters to the extent the Lead Arrangers, in their reasonable judgment, believe that such additional disclosures would be necessary to effect the syndication of the Facilities or a public offering of the Holding Notes or the Permanent Financing. If and to the extent required by the Lead Arrangers at any time after Holdings shall have made any additional disclosures regarding pending legal matters to the extent the Lead Arrangers, in their reasonable judgment, believe that such additional disclosures would be necessary to effect the syndication of the Facilities or a public offering of the

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Holding Notes or the Permanent Financing (the date of such disclosures being the “Commencement Date”), you hereby agree that a general bank meeting in respect of each of the Facilities shall be held on a date specified by the Lead Arrangers as soon as practical after the Commencement Date. In addition, you agree that no debt financing for Holdings, Chiquita or the Companies or any of their respective subsidiaries or affiliates shall be syndicated, privately placed or publicly offered to the extent that such financing could have an adverse effect on the syndication of any of the Facilities at any time prior to the earlier of (x) a successful syndication (as defined in the Fee Letter) and (y) 180 days after the Closing Date. In addition, you and we will use commercially reasonable efforts to cause the revolving credit lenders under the Existing Credit Agreement (as defined in the Summary of Terms) to become parties to the Revolving Credit Facility. Notwithstanding anything to the contrary set forth in this Commitment Letter, the Lead Arrangers hereby agree that commencement of the syndication process will not be a condition to closing of any of the Facilities. Furthermore, to the extent you have agreed to and accepted this Commitment Letter with respect to the Tranche C2 Term Loan Facility and if and to the extent required by the Lead Arrangers at any time subsequent to the Commencement Date, you shall use your best efforts to provide to the Lead Arrangers, as soon as practicable after request by the Lead Arrangers, a complete printed preliminary offering memorandum or prospectus relating to the issuance of the Permanent Financing containing such disclosures as may be reasonably required by applicable law and as are customary and appropriate for such a document or as may be reasonably required by the Lead Arrangers, including audited, unaudited and pro forma financial statements and schedules that would be required in a registered public offering on Form S-1, but excluding such items as agreed to by the Lead Arrangers in their reasonable judgment (which unaudited financial statements shall have SAS 100 review) prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933. You hereby agree to use your best efforts to cause a final draft of such offering memorandum or prospectus to be completed as soon as practicable after the date hereof (provided that you hereby agree to assist the Lead Arrangers in updating such final draft from time to time). The Lead Arrangers shall use their commercially reasonable efforts to assist you in the completion of such an offering memorandum or prospectus.

Please note, however, that the terms and conditions of the commitments are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear herein or in the attached Summaries of Terms are subject to mutual agreement of the parties. The terms and conditions of the commitments may be modified only in writing. In addition, the commitments hereunder are subject to (a) the preparation, execution and delivery of mutually acceptable loan documentation for each Facility, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Senior Bank Summary of Terms (the “Senior Credit Agreement”), (b) the absence of a Seller Material Adverse Effect (as defined in the Stock Purchase Agreement referred to in Annex II hereto (the “Stock Purchase Agreement”)), and (c) the accuracy and completeness, in all material respects, of all representations that you have made and hereafter make to us (whether in this letter or otherwise) and all information that you have furnished and hereafter furnish to us in connection with this commitment and your compliance with the terms of this Commitment Letter and the Fee Letter. Each of Morgan Stanley’s, Wachovia Bank’s, Wachovia Investment’s and GSCP’s commitment and the agreements of the Lead Arrangers set forth in this Commitment Letter will terminate on the earliest of (i) consummation of the Acquisition or another transaction or series of transactions in which Holdings or any of its affiliates acquires, directly or indirectly, any stock or assets of the Companies, (ii) termination of the Stock Purchase Agreement and (iii) 5:00 p.m. (New York City time) on June 30, 2005, unless the Transaction closes on or before such date.

To induce the Lender Parties to issue this letter and to continue with their due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses of the Lender Parties and their affiliates arising in connection with this letter (and their due diligence and syndication efforts in connection herewith) and in connection with the Senior Bank Financing and the other transactions

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described herein shall be for your account, if and when the Transaction is consummated, the Senior Bank Financing is made available or definitive credit documents are executed in connection with the Senior Bank Financing. Notwithstanding the foregoing, the reasonable fees and expenses of counsel of the Lender Parties and their affiliates (other than internal counsel) arising in connection with this letter and in connection with the Senior Bank Financing and the other transactions described herein shall be for your account, whether or not the Transaction is consummated, the Senior Bank Financing is made available or definite credit documents are executed in connection with the Senior Bank Financing. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

You further agree to indemnify and hold harmless each of the Lenders (including, in any event, the Lender Parties) and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this letter, the Transaction or the extension or syndication of the Senior Bank Financing contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Senior Bank Financing contemplated by this letter, and you agree to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Lender Party or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Person. This letter is issued for your benefit only and no other person or entity may rely hereon. No Lender Party nor any Lender shall be responsible or liable to you, any of the Companies, the Borrower or any other person for consequential damages which may be alleged as a result of this letter.

Each of the Lender Parties reserves the right to employ the services of its respective affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Lender Party in such manner as such Lender Party and such affiliates may agree in their sole discretion. You acknowledge that each Lender Party may share with any of its affiliates, and such affiliates may share with each such Lender Party, any information related to the Transaction, you, the Borrower, the Companies, any of their subsidiaries or any of the matters contemplated hereby in connection with the Transaction.

The provisions of the immediately preceding three paragraphs and the confidentiality provisions set forth below shall survive any termination of this letter.

You represent and warrant that (a) you have disclosed to the Lender Parties prior to the date of this letter information which is full and complete in all material respects with respect to all material liabilities and all potential material liabilities of, and all material violations of applicable law by, Holdings and its subsidiaries, (b) all information (other than the Projections referred to below but including information referred to in clause (a) above) (the “Information”) that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Transaction and the other transactions contemplated hereby to any Lender Party or any of its affiliates or representatives or to any Lender or any potential Lender, when taken as a whole, is or, when delivered, will be complete and correct in all material respects and, when taken as a whole, does not or, when delivered, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (c) all financial projections (the “Projections”), if any, that

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have been or will be prepared by you or on your behalf or by any of your representatives and made available to any Lender Party or any of its affiliates or representatives or to any Lender or any potential Lender in connection with the Transaction and the other transactions contemplated hereby have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain complete and correct.

In issuing its several commitment, each of Morgan Stanley, Wachovia Bank, Wachovia Investment and GSCP is relying on the accuracy and completeness of the information furnished to it by you or on your behalf or by or on behalf of the Companies (to the extent furnished prior to the date hereof, collectively (but excluding the Projections), the “Pre-Commitment Information”). The several obligations of each Lender Party under this Commitment Letter and of any Lender that issues a commitment for the Senior Bank Financing are made solely for your benefit and for the benefit of your subsidiaries and may not be relied upon or enforced by any other person or entity.

You are not authorized to show or circulate this letter or the Fee Letter to any other person or entity (other than (i) to your legal and financial advisors in connection with your evaluation hereof and (ii) as required by law or stock exchange requirements) until such time as you have accepted this letter as provided in the second succeeding paragraph. If the letter is not accepted by you as provided in the second succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), we are required to obtain, verify and record information that identifies you, which information includes names and addresses and other information that will allow us to identify you in accordance with the Patriot Act. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.

You acknowledge that each of the Lender Parties may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your interests. Consistent with such Lender Party’s respective policy to hold in confidence the affairs of its clients, none of the Lender Parties will furnish confidential information obtained from you or your affiliates to any of its other clients. Furthermore, none of the Lender Parties will use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by such Lender Party from any other person.

If you are in agreement with the foregoing, please sign and return to the Lead Arrangers (including by way of facsimile transmission) the enclosed copy of this letter, together with the Fee Letter and, to the extent you have accepted this Commitment Letter in respect of the Tranche C2 Term Loan Facility, the Engagement Letter, no later than 7:00 PM, New York time, on May 18, 2005 (or such later date as may be agreed in writing among you and the Lead Arrangers). The several commitments set forth in this letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this letter, the Fee Letter and, to the extent you have accepted this Commitment Letter in respect of the Tranche C2 Term Loan Facility, the Engagement Letter are executed and returned by you as provided in such sentence. Upon your acceptance hereof and of the Fee Letter and, to the extent applicable, the Engagement Letter, this Commitment Letter, the Fee Letter and, to the extent applicable, the Engagement Letter shall be a binding agreement between us.

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By signing this Commitment Letter, each of the parties hereto hereby acknowledges and agrees that (a) the Lender Parties are offering to provide the Senior Credit Facilities (other than the Tranche C2 Term Loan Facility) separate and apart from the offer to provide the Tranche C2 Term Loan Facility and (b) the Lender Parties are offering to provide the Tranche C2 Term Loan Facility separate and apart from the offer to provide the Senior Credit Facilities (other than the Tranche C2 Term Loan Facility).

Upon your acceptance of this letter, this letter shall supercede the commitment letter dated February 22, 2005 from the Lender Parties to you (the “Prior Commitment Letter”); it being understood that certain provisions of the Prior Commitment Letter survive the termination of the Prior Commitment Letter as set forth therein.

This letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York, and any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter and/or the related Fee Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this letter or the Fee Letter or any matters contemplated hereby or thereby. Delivery of an executed counterpart of a signature page to this Commitment Letter, the Engagement Letter or the related Fee Letter by pdf or telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter or the related Fee Letter, as the case may be.

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Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ L. Richard DiDonato
Title:	Managing Director

WACHOVIA INVESTMENT HOLDINGS, LLC

By	/s/ L. Richard DiDonato
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By	/s/ L. Richard DiDonato
Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Eugene Francis Martin
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Walter A. Jackson
Title:	Authorized Signatory

The provisions of this Commitment Letter with respect to the Senior Credit Facilities (other than the Tranche C2 Term Loan Facility) are agreed to and accepted as of the date first above written:

CHIQUITA BRANDS INTERNATIONAL, INC.

By	/s/ John W. Braukman
Title:	Senior Vice President & Chief Financial Officer

The provisions of this Commitment Letter with respect to the Tranche C2 Term Loan Facility are agreed to and accepted as of the date first above written:

CHIQUITA BRANDS INTERNATIONAL, INC.

By	/s/ John W. Braukman
Title:	Senior Vice President & Chief Financial Officer

Schedule I

Committed Amounts

($ in millions)

	Morgan Stanley	Wachovia Bank	GSCP	Wachovia Investment	Total Commitments
Revolving Credit Facility	$34.55	$47.93	$17.52	—	$100.00
Tranche B Term Loan Facility	$58.00	$142.00	—	—	$200.00
Tranche C1 Term Loan Facility	$114.00	$176.63	$84.38	—	$375.00
Tranche C2 Term Loan Facility	$90.44	—	$19.86	$39.71	$150.00

ANNEX I

SUMMARY OF CERTAIN TERMS AND CONDITIONS*

$825,000,000 SENIOR CREDIT FACILITIES

I. The Parties

Borrower:	Chiquita Brands, L.L.C., a wholly owned subsidiary of Holdings.

Joint Lead Arrangers and Book-Runners:	The Lead Arrangers.

Administrative Agent:	Wachovia Bank.

Lenders:	Wachovia Bank, Wachovia Investment, Morgan Stanley, GSCP and a syndicate of financial institutions and institutional lenders arranged by the Lead Arrangers.

Guarantors:	All obligations under the Senior Bank Financing shall be unconditionally guaranteed by Holdings and each of Holdings’ and the Borrower’s direct and indirect subsidiaries that currently guarantee obligations under the Existing Credit Agreement (as defined below) and future domestic wholly-owned subsidiaries; provided that the Companies and their domestic wholly-owned subsidiaries shall only guarantee the obligations under the Tranche C1 Term Loan Facility and the Tranche C2 Term Loan Facility (Holdings and all of such subsidiaries being, collectively, the “Guarantors”), subject to customary exceptions and exclusions and release mechanics for transactions of this type; and provided further that Holdings’ Latin American subsidiaries shall not guarantee the Tranche C1 Term Loan Facility or the Tranche C2 Term Loan Facility.

II. Description of Credit Facilities Comprising the Senior Bank Financing Term Loan Facilities

Tranche B Term Loan Facility:	$200,000,000 Tranche B Term Loan Facility; provided that the Tranche B Term Loan Facility shall be reduced dollar-for-dollar up to $75,000,000 to the extent the Holdings Notes shall be issued in an amount in excess of $150,000,000 in the aggregate.

Maturity and Amortization:	The final maturity of the Tranche B Term Loan Facility shall be the date which occurs seven years after the Closing Date. The loans under the Tranche B Term Loan Facility (the “Tranche B Term Loans”) shall be repaid during the final year of the Tranche B Term Loan Facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

*	Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

Tranche C1 Term Loan Facility:	$375,000,000 Tranche C1 Term Loan Facility.

Maturity and Amortization:	The final maturity of the Tranche C1 Term Loan Facility shall be the date which occurs seven years after the Closing Date. The loans under the Tranche C1 Term Loan Facility (the “Tranche C1 Term Loans”) shall be repaid during the final year of the Tranche C1 Term Loan Facility in equal quarterly amounts, subject to amortization of approximately 1% per year prior to such final year.

Tranche C2 Term
Loan Facility:	$150,000,000 Tranche C2 Term Loan Facility.

Maturity and Amortization:	The final maturity of the Tranche C2 Term Loan Facility shall be the date which occurs one year after the Closing Date, which can be converted to up to eight years after the Closing Date with no additional fees. The loans under the Tranche C2 Term Loan Facility (the “Tranche C2 Term Loans” and, together with the Tranche B Term Loans and the Tranche C1 Term Loans, the “Term Loans”) shall be repaid on the maturity of the Tranche C2 Term Loan Facility.

Use of Proceeds:	The Term Loans shall only be utilized (x) to finance, in part, the Acquisition and the Transaction (including without limitation, the Refinancing) and (y) to pay fees and expenses incurred in connection with the Transaction.

Availability:	Term Loans may only be borrowed on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

A. Revolving Credit Facility

Revolving Credit Facility:	$100,000,000 Revolving Credit Facility, with a letter of credit sublimit and a swingline to be agreed upon.

Maturity:	The final maturity of the Revolving Credit Facility shall be the date which occurs five years after the Closing Date. Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans,” and together with the Term Loans, the “Loans”) shall be repaid in full on the fifth anniversary of the Closing Date, and all letters of credit issued thereunder shall terminate prior to such time.

Use of Proceeds:	The Revolving Loans shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes, including permitted acquisitions.

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date. No Revolving Loans may be used to fund the Transaction (but letters of credit may be issued to backstop or replace letters of credit outstanding under the Borrower’s credit agreement dated as of January 5, 2005 (the “Existing Credit Agreement”) and any letters of credit assumed by the Borrower in respect of the Acquisition).

III. Terms Applicable to the Entire Senior Bank Financing

Closing Date:	June 28, 2005 (or such earlier date as may be agreed by the Lead Arrangers in their sole discretion), provided that the conditions precedent to the initial extension of credit under the Facilities shall be satisfied (such date being the “Closing Date”).

Revolving and Tranche B Security:	The Borrower and each of the Guarantors (other than the Companies and their subsidiaries) shall grant the Administrative Agent and the Lenders in respect of the Revolving Credit Facility and the Tranche B Term Loan Facility a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the collateral securing the Existing Credit Agreement (collectively, the “General Collateral”).

Tranche C1 Security:	(a) Chiquita shall grant the Administrative Agent and the Lenders in respect of the Tranche C1 Term Loan Facility a valid and perfected first priority security interest in the stock of the Companies and (b) the Companies and their wholly-owned domestic subsidiaries shall grant the Administrative Agent and the Lenders in respect of the Tranche C1 Term Loan Facility a valid and perfected first priority security interest in all of their tangible and intangible assets existing as of the date of consummation of the Acquisition and all proceeds and products thereof ((a) and (b), collectively, the “Tranche C1 Collateral”).

Tranche C2 Security:	Chiquita and the Companies shall grant the Administrative Agent and the Lenders in respect of the Tranche C2 Term Loan Facility a valid and perfected second priority security interest in the Tranche C1 Collateral.

Interest Rates:	At the option of the Borrower, Loans (other than Tranche C2 Term Loans) may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time, or (y) Eurodollar Loans, which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period, provided that until the earlier to occur of (x) the 30th day following the Closing Date and (y) that date upon which each of the Lead Arrangers has determined (and notifies the Borrower) that the successful syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed no Eurodollar Loans may be incurred.

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time in respect of the Revolving Credit Facility, the Tranche B Term Loan Facility and the Tranche C1 Term Loan Facility, (i) 2.75% per annum for Eurodollar Loans and (ii) 1.75% per annum for Base Rate Loans.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans (or 9 and 12 months if available to all Lenders).

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.

Interest on the Term C2 Loans shall accrue at the Applicable Interest Rate (as defined below) and shall be payable quarterly in arrears. The “Applicable Interest Rate” shall initially be a rate per annum equal to LIBOR plus 6.00%; provided that if the Term C2 Loans are not repaid in full in whole by the end of the first three months following the issuance date, the “Applicable Interest Rate” shall be a fixed rate per annum and shall mean the higher of (i) LIBOR plus 7.50% per annum and (ii) the sum of (A) the bid-side yield-to-maturity on Holdings’ outstanding 7½% Senior Notes due 2014 and (B) 1.00% per annum; provided further that if the Term C2 Loans are not repaid in full in whole by the end of the first six months following the issuance date, the Applicable Interest Rate otherwise in effect will increase by 50 basis points and shall thereafter increase by an additional 50 basis points at the end of each subsequent three month period for so long as the Term C2 Loans are outstanding; and provided even further that (1) in no event shall the Applicable Interest Rate exceed 12.00% per annum and (2) the amount of cash interest paid will be subject to a cap of 11.00% per annum (the excess (if any) of the Applicable Interest Rate over such interest rate cap to be capitalized and added to the principal of the Term C2 Loans).

The interest rate on all obligations not paid when due under the loan documentation shall increase by 2% per annum.

Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year.

Lead Arrangers and Administrative Agent Fees:	The Lead Arrangers and the Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.

Unused Commitment Fees:	(i) 1/2 of 1% per annum for the first six months after the Closing Date, and (ii) thereafter a per annum percentage determined in accordance with a pricing grid to be determined, on the unused portion of each Lender’s share of the Senior Bank Financing, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

Letter of Credit Fees:	Applicable Margin for Eurodollar Loans which are Revolving Loans on the aggregate outstanding stated amounts of letters of credit plus an additional 1/8 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing bank.

Voluntary Commit-ment Reductions:	Voluntary reductions to the unutilized portion of the Senior Bank Financing, including the Revolving Credit Facility, may be made from time to time by the Borrower without premium or penalty.

Voluntary Prepayment:	The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Senior Bank Financing without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Mandatory Prepayment and Commitment Reduction:	(a) All net cash proceeds from sales of property and assets of Holdings and its subsidiaries (excluding sales of inventory in the ordinary course of business and other exceptions and baskets to be agreed and subject to a reinvestment provision to be negotiated), (b) all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation and to exclude cash receipts in the ordinary course of business and to include exceptions, baskets and reinvestment rights to be agreed), (c) all net cash proceeds from the issuance after the Closing Date of additional debt of Holdings and its subsidiaries otherwise permitted under the loan documentation, (d) (i) until the repayment in full of the Tranche C2 Term Loans, 100% and (ii) thereafter, 50%, in each case, of all net cash proceeds from the issuance after the Closing Date of additional equity of Holdings and its subsidiaries and (e) 50% (with step-downs as have been agreed) of Excess Cash Flow (to be defined in the loan documentation) of Holdings and its subsidiaries shall be applied to prepay the Senior Bank Financing, ratably to the principal repayment installments of each of the Term Facilities on a pro rata basis and then to the Revolving Credit Facility (but without a permanent reduction in availability under the Revolving Credit Facility); provided, however, that proceeds from sales of General Collateral and Tranche C1 Collateral shall be applied first to the prepayment of the loans secured by such General Collateral or Tranche C1 Collateral, as the case may be, on a first lien basis; provided, further, that all net cash proceeds from issuances of debt and equity shall be applied first to repay the Tranche C2 Term Loan Facility until the Tranche C2 Term Loan Facility is repaid in full, and thereafter as set forth above. Notwithstanding the foregoing, (a) upon the issuance of the Holdings Notes, the commitments under the Tranche B Term Loan Facility shall be reduced dollar-for-dollar up to $75,000,000 to the extent the Holdings Notes shall be issued in an amount in excess of $150,000,000 in the aggregate and (b) any purchase price adjustments pursuant to Section 2.3 of the Stock Purchase Agreement related to EBITDA (to the extent such adjustments reduce the purchase price) shall reduce the commitments under the Senior Bank Financing, on a dollar-for-dollar basis, in a manner to be mutually agreed.

Documentation:	The commitments of Wachovia Bank, Wachovia Investment, Morgan Stanley and GSCP will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to the Lead Arrangers, it being understood that, except as specifically set forth herein, the loan documentation will be substantially similar to the Existing Credit Agreement and the related documents, with only such reasonable modifications as are required, in the mutual agreement of the Borrower and the Lead Arrangers, to reflect the targeted post-acquisition financing structure of the Borrower and its subsidiaries.

Conditions Precedent to Initial Extension of Credit:	Those specified in Annex II.

Conditions Precedent to Subsequent Extensions of Credit:	(i) There shall exist no default under any of the loan documentation, (ii) the representations and warranties of the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit and (iii) the incurrence of such extension of credit shall not contravene the indenture governing Holdings’ 7½% Senior Notes due 2014 and the Borrower shall have provided an officer’s certificate to such effect.

Representations and Warranties:	Substantially similar to those set forth in the Existing Credit Agreement, with only such reasonable modifications as are required, in the mutual agreement of the Borrower and the Lead Arrangers, to reflect the targeted post-acquisition financing structure of the Borrower and its subsidiaries.

Covenants:	(a)	Affirmative Covenants - Substantially similar to those set forth in the Existing Credit Agreement, with only such reasonable modifications as are required, in the mutual agreement of the Borrower and the Lead Arrangers, to reflect the targeted post-acquisition financing structure of the Borrower and its subsidiaries.

	(b)	Negative Covenants - Substantially similar to those set forth in the Existing Credit Agreement, with only such reasonable modifications as are required, in the mutual agreement of the Borrower and the Lead Arrangers, to reflect the targeted post-acquisition financing structure of the Borrower and its subsidiaries.

	(c)	Financial Covenants – Leverage of Holdings and its subsidiaries on a consolidated basis, leverage of the Borrower and its subsidiaries on a consolidated basis, and fixed charge coverage of the Borrower and its subsidiaries on a consolidated basis. All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be pro forma for the Transaction, and will include definitions substantially similar to those set forth in the Existing Credit Agreement, with only such reasonable modifications as are required, in the mutual agreement of the Borrower and the Lead Arrangers, to reflect the targeted post-acquisition financing structure of the Borrower and its subsidiaries.

Events of Default:	Substantially similar to those set forth in the Existing Credit Agreement, with only such reasonable modifications as are required, in the mutual agreement of the Borrower and the Lead Arrangers, to reflect the targeted post-acquisition financing structure of the Borrower and its subsidiaries.

Interest Rate Protection:	The Borrower shall obtain interest rate protection in form and with parties acceptable to the Lenders for a notional amount to be agreed in the final loan documentation.

Expenses:	The Borrower shall pay all of the Administrative Agent’s and the Lead Arrangers’ reasonable due diligence and other out-of-pocket expenses incurred by the Administrative Agent or any of the Lead
Arrangers, if and when the transactions contemplated hereby are consummated. Notwithstanding the foregoing, the Borrower shall pay all reasonable fees and expenses of counsel for the Lead Arrangers whether or not any

of the transactions contemplated hereby are consummated. The Borrower shall also pay the expenses of the Administrative Agent, the Lead Arrangers and the Lenders in connection with the administration and the enforcement of any of the loan documentation.

Indemnity:	The Borrower will indemnify and hold harmless the Administrative Agent, each of the Lead Arrangers, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Senior Bank Financing other than claims or losses arising out of the gross negligence or willful misconduct of the indemnified party.

Required Lenders:	Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Bank Financing, subject to such class voting and other requirements as the Lead Arrangers may deem appropriate.

Waivers & Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation shall require the approval of the Required Lenders, except that (x) the consent of all affected Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of, the final maturity date and (iv) changes to the order of applications of prepayments and (y) the consent of all affected Lenders shall be required with respect to releases of all or substantially all of the Collateral that secures the obligations of such Lenders or all or substantially all of the value of the guarantees.

Assignments and Participations:	Assignments may be non-pro rata and must be to Eligible Assignees (to be defined in the definitive loan documentation and to include the required consent of the Administrative Agent and the Borrower so long as no Event of Default has occurred and is continuing, such consent not to be unreasonably withheld or delayed; provided that the consent of the Borrower shall not be required in connection with the primary syndication of the Facilities) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Senior Bank Financing, in a minimum amount equal to $1 million. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral. Assignments shall be permitted upon the payment to the Administrative Agent of an assignment fee to be mutually agreed by the Lead Arrangers.

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	New York.

Counsel for the Lead Arrangers:	Shearman & Sterling LLP.

ANNEX II

CONDITIONS PRECEDENT

$825,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

Conditions Precedent To Closing:	The closing and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following:

	(i)	Each of the Lead Arrangers shall be reasonably satisfied with (x) the Stock Purchase Agreement (including all schedules and exhibits thereto) (it being understood that the Stock Purchase Agreement as executed on February 22, 2005 and the schedules thereto as of even date are acceptable to each of the Lead Arrangers) and (y) all other agreements, instruments and documents relating to the Transaction; and the Stock Purchase Agreement and such other agreements, instruments and documents relating to the Transaction shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any manner that could be materially adverse to the Lenders without the prior written consent of each of the Lead Arrangers. The Acquisition shall have been consummated in accordance with the terms of the Stock Purchase Agreement and in compliance with applicable law. The Refinancing shall have been consummated or shall be consummated concurrently with the initial extension of credit under the Facilities

	(ii)	The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities reasonably satisfactory to each of the Lead Arrangers and the Lenders and consistent with the terms and conditions set forth in the Summary of Terms.

	(iii)	The Lenders shall have a valid and perfected (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the capital stock (limited, in the case of foreign subsidiaries, to 65% of the equity of first-tier foreign subsidiaries) and in the other collateral referred to under the section “Security” above (and of the priority set forth therein). The Lenders and the Borrower shall reasonably agree as to certain items related to perfection of the General Collateral and the Tranche C1 Collateral that can be completed after the Closing Date.

	(iv)	All governmental approvals necessary in connection with the Transaction and the Senior Credit Facilities shall have been obtained and shall remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent authority that could reasonably be expected to have a material adverse effect on the ability of the Borrower and the Guarantors to perform their obligations under the loan documentation in respect of the Senior Bank Financing.

(v)	Holdings shall not have waived any of the conditions to its obligations to closing under the Stock Purchase Agreement without the consent of each of the Lead Arrangers (which shall not be unreasonably withheld).

(vi)	All Pre-Commitment Information shall be true, correct and complete in all material respects. No additional information that pertains to the period prior to the execution of the Commitment Letter shall have come to the attention of the Administrative Agent, any Lead Arranger or the Lenders that is inconsistent with the Pre-Commitment Information and could reasonably be expected to materially adversely affect the ability of the Borrower and the Guarantors to perform their obligations under the loan documentation for each Facility.

(vii)	The Lenders shall have received (a) customary opinions of counsel for Holdings, the Borrower and the Guarantors and of local counsel for the Lenders as to the transactions contemplated hereby and (b) such customary corporate resolutions, certificates (including solvency certificates) and other documents as the Lenders shall reasonably request.

(viii)	There shall exist no default (other than that which results from a material adverse change in Holdings or the Borrower) under any of the loan documentation for the Senior Credit Facilities, and the representations and warranties of Holdings, the Borrower, each of the Guarantors and each of their respective subsidiaries therein shall be true and correct, in all material respects, immediately prior to, and after giving effect to, the initial extension of credit under the Senior Credit Facilities (other than a failure to be true and correct which results from a material adverse change in Holdings or the Borrower) (it being understood that the representations and warranties made on the Closing Date relating to business, assets and liabilities of the Companies and their subsidiaries shall be substantially identical to those set forth in the Stock Purchase Agreement).

(ix)	All accrued fees and expenses of the Administrative Agent, the Lead Arrangers and the Lenders (including the reasonable fees and expenses of counsel for the Administrative Agent, the Lead Arrangers and local counsel for the Lenders for which invoices have been presented) shall have been paid.

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